EXHIBIT 10.5

SPONSORED RESEARCH CONTRACT

THE CURATORS OF THE UNIVERSITY OF MISSOURI

This Contract (the “Contract”) by and between The Curators of the University of Missouri on behalf of the University of Missouri with its principal offices at 310 Jesse Hall, Office of Sponsored Programs Administration, Columbia, Missouri 65211-1230 (“University”) and Evolutionary Genomics, Inc. with its principal offices at 1801 Sunset Place, Suite C, Longmont, CO 80501, (“Sponsor”), is made under the following terms:

ARTICLE 01.  STATEMENT OF WORK

The University will undertake the sponsored research project entitled “Phenotyping of transgenic soybean samples for response to soybean cyst nematode” (the “Project”) under the direction of Dr. Henry T. Nguyen of the College of Agriculture, Food, and Natural Resources, Division of Plant Sciences, at the University of Missouri, substantially in accordance with the proposed program and toward the goals set forth in the research proposal dated November 1, 2014 (attached hereto as Attachment A and hereby made a part of this contract)(the “Research Plan”). Any change in the scope of work must be approved in writing by both the University and Sponsor.

ARTICLE 02.  PERIOD OF PERFORMANCE

This contract shall be for the period beginning November 1, 2014, through October 31, 2016, unless otherwise amended or extended by mutual written agreement of the parties.

ARTICLE 03.  PROJECT COSTS/AWARD

It is agreed that the total project costs to the Sponsor for this Contract shall not exceed one-hundred thirty-five thousand and zero cents/dollars ($135,000.00) unless changed by written amendment to this Contract.  The University’s budget is set forth in Attachment A.

ARTICLE 04.  INVOICE SUBMISSION AND PAYMENTS

Upon acceptance of this Contract by both parties, the University will invoice Sponsor in accordance with the following schedule and for the stated amounts:

$67,500.00

Fifty percent (50%) of the award amount upon the start date of the designated project or upon full execution of this Contract, whichever is later.

$67,500.00

The final fifty percent (50%), or balance due, upon receipt of the final report and statement of final expenditures.

Within ninety (90) days of the end of the Contract period, the University will provide Sponsor with a final statement of expenditures. Any balance of funds unexpended, if applicable, at the conclusion of the Contract period must be returned to Sponsor.

All invoices and the final statement of expenditures pertaining to this Contract will be sent to:

Evolutionary Genomics, Inc.

1801 Sunset Place, Suite C

Longmont, CO 80501

ATTN:  Walter Messier, Ph.D.

Email: wmessier@evolgen.com

Telephone:  (303) 862-3222 Ext. 302

Fax:  (303) 862-3225

All payments for effort under this Contract will be made to The Curators of the University of Missouri. Checks will be sent to:

University of Missouri AR PO Box 807012

Kansas City, MO 64180-7012

ARTICLE 05.  TITLE TO EQUIPMENT

Title to all equipment, materials and supplies purchased under this Contract shall vest in the University at the time of acquisition of the items.

ARTICLE 06.  MATERIALS/RESTRICTIONS

Sponsor shall provide to University certain  materials, data and information proprietary to Sponsor as specified in Attachment A (the “Materials”).  Upon receipt of the Materials, University will utilize its expertise and facilities to undertake the Project in accordance with the Research Plan.  University shall use the Materials solely for conducting the Project under this Contract and for no other purpose, including without limitation any commercial purpose or any research other than the Project.   University shall not sell, transfer, disclose or otherwise provide access to the Materials, any method or process relating thereto, any replicated forms, derivatives or descendants thereof, or any form of germplasm, plant or other materials containing the Materials (collectively “Plant Materials”), in whole or in part, or that resulted from the Project, or any material that could not have been made but for the foregoing to any person or entity without the prior written consent of the Sponsor, except that University may allow access to the Materials to its employees, officers, and agents who require such access in order to conduct the Project and solely for purposes consistent with this Contract; provided that such employees, officers and agents are bound by agreement to retain and use the Materials in a manner that is consistent with the terms of this Contract.  When the Project is completed, University will return any remaining Materials and Plant Materials to the Sponsor, or otherwise dispose of the Materials and Plant Materials as mutually agreed by the Sponsor and University.  University’s use of the Materials and Plant Materials and performance of its activities under this Contract (including, without limitation, conducting the Project) shall at all times be in compliance with all applicable laws, rules and regulations.

ARTICLE 07.  DELIVERABLES/REPORTS

The University shall provide such reports as required by Sponsor and a final report due within ninety

(90) days after completion or termination of the Contract, whichever occurs first.

ARTICLE 08.  RECORDS

The University shall maintain such records and accounts necessary to assure proper documentation pf the Project and accounting of all project funds.  These records shall be available to Sponsor or any of its authorized representatives during the period of this Contract, and for three (3) years after completion or termination of the project, whichever is later.  In the event of audit or dispute, records will be retained until resolution thereof.

ARTICLE 09. TERMINATION

This Contract may be terminated, with or without cause, by either party upon written notice to the other thirty (30) days prior to the official date of termination. Upon receipt of notice of termination, the University shall make every effort to reduce or cancel outstanding commitments and shall incur no additional expenses. Sponsor shall reimburse the University for outstanding expenses incurred up to the date of termination, including uncancellable obligations and reasonable termination costs, but in no event will such costs exceed the total funds presently allocated to this Contract.

Expiration or termination of this Contract shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Article 8, 10, 11, 12, 13, 14, 18, and 19 shall survive any expiration or termination of this Contract.

ARTICLE 10. PUBLICATION

The University reserves the right to publish the results of this research project. Before publishing, however, the University shall notify Sponsor of its intention to publish, and shall submit the manuscript to Sponsor for review and comment. Any comments shall be in writing and shall be submitted to the University within thirty (30) days of receipt of the manuscript by Sponsor.   University shall consider in good faith any comments thereto provided by Sponsor and shall comply with Sponsor’s request to remove any and all Sponsor Confidential Information from the proposed publication/presentation.

ARTICLE 11. PATENTS AND COPYRIGHTS/INVENTIONS AND RESULTS

(a) It is expressly agreed that neither Sponsor nor the University transfers by operation under this Contract to the other party any patent rights, copyrights, or other proprietary rights either party owns or controls as of the Effective Date of this Contract.  University acknowledges and agrees that Sponsor has, prior to the date of this Contract, identified the genes that are the subject of this Project prior to entering into this Contract.  Such genes shall constitute Materials for purposes of this Contract.  Sponsor shall own and retain all right, title and interest in and to the Materials. Materials, Results (defined below) and Material Inventions (defined below) shall constitute Confidential Information of Sponsor .

(b)  All ideas, inventions, techniques and other technology, whether or not patentable, and all associated intellectual property rights, that are created, generated, developed or discovered as a result of the performance of activities under this Contract shall be deemed “Inventions.”  Inventorship shall be determined in accordance with U.S. patent laws.

(c)  Sponsor shall solely own any and all Inventions that (i) are improvements, modifications, derivatives or enhancements to the Materials, and/or (ii) incorporate, utilize or rely upon the Materials, and result from University’s activities under the Contract whether alone or jointly by employees or agents of both University and Sponsor (“Material Inventions”).  University hereby assigns, and shall cause to be assigned, all right, title and interest in and to Material Inventions to Sponsor.

(d)  Other than Material Inventions, (i) each party shall solely own any Inventions created solely by its employees, agents, contractors or affiliates (“Sole Inventions”), and (ii) the parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one party together with employees, agents, contractors or affiliates of the other party (the “Joint Inventions”). Except to the extent University is restricted by the license and option granted to Sponsor under this Contract, each party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions without the duty of accounting or seeking consent from the other party.

(e)  University hereby grants to Sponsor (i) a worldwide, royalty-free, irrevocable, fully paid-up, non-exclusive license to University’s Sole Inventions, and all intellectual property rights therein, for internal research and development purposes, and (ii) a six (6) month exclusive option period (to begin from Sponsor’s receipt of the written Results or written disclosure of Sole Inventions and/or Joint Inventions, whichever occurs last) to obtain an exclusive, worldwide, royalty-bearing license to University’s Sole Inventions and University’s interest in Joint Inventions for research, development, manufacturing and commercial purposes for any and all fields of use (as determined by Sponsor). Should Sponsor exercise such option within this six (6) month period, a reasonable and customary royalty rate  will be negotiated together with the other terms and conditions of the exclusive license.  Sponsor acknowledges that University’s Sole Inventions and Joint Inventions may be subject to rights of the U.S. Government pursuant to Title 35 Sections 200-204 of the United States Code and regulations promulgated thereunder, as applicable.

(f)  All data, results and information generated from or resulting from use of the Materials hereunder and/or performance of the Project (the “Results”) shall be owned by Sponsor and University hereby assigns all of its, and its employees’, agents’, contractors’ and affiliates’ right, title and interest in and to such Results to Sponsor.

(g) University shall promptly disclose to the Sponsor all Results and Inventions. University also shall ensure that any employees, agents, contractors and affiliates of University that receive the Materials as permitted above or otherwise participate in the Project hereunder agree to assign, and assign, to University all Results and Inventions made or generated by such employees, agents, contractors or affiliates.

ARTICLE 12.  CONFIDENTIAL INFORMATION

During the term of this Contract and for a period of six (6) years thereafter, the University and Sponsor (each a “Recipient”) shall use their best efforts to protect the confidentiality of, and keep confidential, all confidential and proprietary information provided by the other party (the “Disclosing Party”) hereunder (whether in written, oral or other tangible form, and identified in writing as confidential and proprietary or a person would reasonably understand to be confidential in nature (whether or not marked as such), and any information and intellectual property that is developed as a result of the Project conducted under this Contract (collectively the foregoing information with respect to a Disclosing party, “Confidential Information”).  The Recipient (i) shall not disclose to any third party, or use, such Confidential Information except as permitted under this Contract, (iii) shall use the Confidential Information of the Disclosing party only for the purposes expressly permitted by this Contract, and (iii) without limiting the generality of the foregoing, shall not use the Confidential Information of the Disclosing Party for the research, development or commercialization of products.

This obligation of confidentiality shall not apply to information which (a) is or becomes known publicly through no fault of the other party; (b) is obtained or learned by the receiving party from a third party entitled to disclose it free of a duty of confidentiality; (c) is already known to the receiving party free of a duty of confidentiality at the time of disclosure, as shown by the receiving party’s prior written records; or (d) is independently developed by the receiving party without access to or use of Disclosing party’s Confidential Information provided hereunder. Nothing in this Agreement shall preclude a party from filing patent applications which may be published on any solely owned intellectual property of that party.

Confidential Information of the Disclosing party may be disclosed by the Recipient to employees, agents or consultants of the Recipient, but only to the extent required to accomplish the purposes of this Contract and only if the Recipient obtains prior written agreement from the Recipient’s employees, agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Contract.  The Recipient shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents and consultants do not disclose or make unauthorized use of the Disclosing party’s Confidential Information.

The Recipient shall be permitted to disclose the Disclosing party’s Confidential Information solely to the extent that such disclosure is required by law or by order of any court or governmental authority, provided, however, that the Recipient shall first have given advance notice to the Disclosing party so as to permit the Disclosing party to attempt to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or for such other legal requirement, and that the Recipient cooperates with the Disclosing party in such efforts.

The Recipient agrees to return all copies and the original of any such Confidential Information upon expiration/termination of this Contract and/or the request of the Disclosing party, except that the Recipient may retain one (1) archival copy of such Confidential Information for the sole purpose of determining its obligations hereunder.

ARTICLE 13. PUBLICITY/USE OF UNIVERSITY NAME

Sponsor will not use directly or by implication the name of the University or the name of any member of the University’s technical staff working on this research project or any information or data relating to the research project for any product promotion or commercial publicity or advertising purposes, nor in any way the aims, policies, programs, products, or opinions of the Sponsor without the prior written approval of the University, provided that Sponsor shall have the right to identify University and members of its technical staff in publications and announcements in reference to the foregoing persons’ participation in the Project.

ARTICLE 14.  NOTICES

All notices required by this Contract shall be made in writing and sent prepaid by certified mail.  For purposes of this Contract, the addresses of the parties are as follows:

University:

(Technical) Dr. Henry T. Nguyen

Division of Plant Sciences

University of Missouri

1-31 Agriculture Building

Columbia MO, 65211-1230

Email: nguyenhenry@missouri.edu

Phone:  (573) 882-5494

(Business) Jamie Szabo, Financial Officer

Office of Sponsored Programs Administration University of Missouri

310 Jesse Hall

Columbia, Missouri 65211-1230

Email: grantsdc@missouri.edu

Phone: 573/882-7560

Sponsor:

(Technical) Walter Messier, Ph.D.

Evolutionary Genomics, Inc.

1801 Sunset Place, Suite C

Longmont, CO 80501

Email:  wmessier@evolgen.com

Phone:  (303) 862-3222 Ext. 302

(Business) Steve Warnecke

Evolutionary Genomics, Inc.

1026 Anaconda Drive

Castle Rock, CO 80108

Email:  warnecke@comcast.net

Phone:  (303) 513-3510

ARTICLE 15.  RELATIONSHIP OF PARTIES

The relationship of the University to Sponsor shall be that of an independent contractor and nothing contained in this Contract shall be construed to create the appearance of an employer/employee relationship.  The University shall have no authority to represent itself as an agent of Sponsor or to bind Sponsor for any obligation or expense not specifically stated in this Contract.

ARTICLE 16.  ASSIGNMENT

This Contract shall not be assigned by either party without the prior written approval of the other party,  such consent not to be unreasonably withheld or delayed; provided, however, that Sponsor may assign this Contract without such consent to any of its affiliates, to any purchaser of all, or substantially all, of its assets to which this Contract relates, or to any successor corporation resulting from any merger, consolidation, share exchange, or other similar change of control transaction.  Any purported assignment of this Contract in contravention of this Article 16 shall be null and void. The parties’ rights and obligations under this Contract will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

ARTICLE 17.  CONTRACT MODIFICATION

Any agreement to change the terms of this Contract in any way shall be valid only if the change is made in writing and approved by mutual agreement of the authorized representatives of the parties hereto.

ARTICLE 18.  INDEMNIFICATION

Sponsor shall indemnify, defend and hold harmless the University, its employees, officers and agents from any and all liability, loss, damage and expenses (including attorney fees) they may suffer as a result of claims, demands, costs or judgments which may be made or instituted against them or any of them by reason of personal injury (including death) to any person or damage to property arising out of or connected with the performance of the activities to be carried out under the statement of work provided. Any such liability, loss or damage resulting from negligence or willful malfeasance by the University, its employees, officers and agents is excluded from this agreement to indemnify, defend and hold harmless.

ARTICLE 19.  APPLICABLE LAW

This Contract shall be governed by the laws of the State of Missouri. ARTICLE 20.  USE OF PURCHASE ORDER

Sponsor hereby agrees that, should Sponsor use a purchase order to fund this Contract, any terms and conditions contained in the purchase order shall be considered deleted and not applicable for purposes of this Contract.

ARTICLE 21.  ENTIRE CONTRACT

This Contract and attachments hereto contain the entire agreement between the two parties.  All modifications must be in writing and signed by the duly authorized officials of both parties.  No oral agreements or conversation with any officer or employee of either party shall affect or modify any of the terms and conditions of this Contract.

FOR THE CURATORS OF THE

FOR THE SPONSOR UNIVERSITY OF MISSOURI

By: Karen M. Geren

By:

Title: Authorized Signer, Grants and Contracts

Title:

Date:

Date:

MU Project No. 00049300

ATTACHMENT A

SCOPE OF WORK / BUDGET

Phenotyping of transgenic soybean samples for response to soybean cyst nematode

November 1, 2014

Scope of work:

Seventy-Five (75) T2 soybean lines will be evaluated for resistance to three (3) soybean cyst nematode (SCN) isolates (Races 3, 1, and 14).  Each T2 soybean line will be replicated as five (5) plants per line, for a total of 1,125 experimental plants.  A set of indicator lines (for SCN race and HG type tests) and susceptible control lines are planted with each SCN isolate to determine the validity of experiment and inoculation success.  Evaluations will be conducted in three (3) experiments (375 experimental plants each experiment) as either option A or B, depending on seed availability and time.

Option A:  Experimental lines will be evaluated as seed becomes available.  Twenty-Five (25) lines will be evaluated for resistance to three (3) SCN isolates per each experiment.

Option B:  If all 75 experimental lines are available at the same time.  Seventy-Five (75) lines will be evaluated for resistance to one (1) SCN isolate per each experiment.

A minimum of thirty (30) good quality seeds will be needed.  There is no guarantee that every plant will become a data point.  Having more seeds than needed allows for selection of the best seedlings for transplanting and thus increases the chance of getting a complete data set.  Transgenic evaluations require authorization from the University of Missouri Institutional Biosafety Committee.  Your cooperation will be needed to help complete the application to get approval do this work.  This process can take a several months.

Send seed and paper seed inventory list to:

Clinton Meinhardt

University of Missouri

117 Curtis Hall

Columbia, MO 65211-7140

Office phone:  573-884-6901

Cell phone:  573-881-0577

Email electronic seed inventory list to:

meinhardtc@missouri.edu

Deliverables:

Data will be electronically sent via email in a Microsoft Excel file.  The following data will be provided:  actual cyst count data, female index scores, resistance rating (resistant, moderately resistant, moderately susceptible, or susceptible), and indicator line results.  Progress reports will be provided once the project is initiated.  A final written report will be submitted at the completion of the project.

Timeline:

Your material will be screened as soon as possible.  It will take 3 experiments to evaluate this project.  Each experiment takes approximately 3 months to complete (conduct greenhouse bioassay, collect data, and report results).  Data will be reported after it has been reviewed by Dr. Henry Nguyen.

Budget:

75 T2 soybean lines * 5 replications * 3 SCN isolates (races 3, 1, and 14) = 1,125 plants total

Cost for 1,125 experimental plants (without overhead)

$100,000.00

University overhead charges (35%)

$  35,000.00

Total amount

$135,000.00

Transgenic Soybean Cyst Nematode phenotyping protocols

A greenhouse bioassay is used to phenotype for soybean response to SCN.  This bioassay is an efficient process of testing soybean for resistance by comparing SCN reproduction on a test soybean line compared to a susceptible soybean line.  Experiments are conducted according to the Standardized Cyst Evaluation 2008 protocol (Niblack et al. 2009).  Resistance is determined by calculating the female index.  Test lines with less than 10 percent SCN reproduction compared to the susceptible line are considered resistant (Schmitt and Shannon, 1992).

Laboratory and greenhouse doors are locked and labeled with restricted access signs when transgenic research is in progress.  Regulated materials are clearly labeled throughout the entire experiment.

Greenhouse Protocol

Seeds are stored in a locked cabinet until germination.

1.

Seeds are germinated at room temperature for 3 – 4 days in germination paper pouches.

Seedling are double contained within sturdy plastic containers and clearly labeled during transport to greenhouse for transplanting.

2.

Seedlings are transplanted into micropots containing 100 cm3 of sterilized sandy loam soil and labeled with barcoded stakes.  Each soybean line is replicated five times. Two susceptible checks and eight indicator lines are planted with each experiment.

Unused seedlings are double bagged and autoclaved prior to landfill disposal.

3.

Inoculation of seedlings with 2,000 nematode eggs per plant occurs 1 – 3 days after transplanting.  Inoculum is generated from SCN isolates that represent the common SCN races that are found in Missouri.

4.

Pots are suspended in temperature controlled waterbaths to maintain soil temperature near 27°C, the optimal temperature for SCN development.  Plants are grown until the nematode life cycle is completed, about 30 days.

5.

 At root harvest, plant tops are removed and soil is soaked off the roots.  Roots are placed in sample vials with corresponding barcode stakes.

The vegetative plant tops and all soil media are double bagged and autoclaved prior to landfill disposal.  Sample vials containing root samples are double bagged and clearly labeled, then transported to the laboratory and stored in a refrigerator at 4°C until processing.

Laboratory Protocol

1.

Cysts (female nematodes) from each root sample are removed with high pressure water, transferred to Petri dishes, and then scanned using a fluorescence-based imaging system.

Processed root samples and cysts are double bagged and autoclaved prior to landfill disposal.

2.

Imaging software automatically counts the number of cysts per dish using specific fluorescence intensity and size/shape parameters (Brown, et al. 2010).

3.

Each image is reviewed for accuracy and data is recorded.  Images are archived for future reference.

4.

Female index values are calculated and test lines are labeled according to level of resistance.

Brown, S., Yeckel, G., Heinz, R., Clark, K., Sleper, D., and Mitchum, M.  2010.  A high-throughput automated technique for counting females of Heterodera glycines using a fluorescence-based imaging system.  J. Nematol. 43(3):201-206.

Niblack, T., Tylka, G.L., Arelli, P., Bond, J., Diers, B., Donald, P., Faghihi, J., Ferris, V.R., Gallo, K., Heinz, R. D., Lopez-Nicora, H., Von Qualen, R., Welacky, T., and Wilcox, J.  2009. A standard greenhouse method for assessing soybean cyst nematode resistance in soybean: SCE08 (standardized cyst evaluation 2008). Online. Plant Health Progress doi:10.1094/PHP-2009-0513-01-RV.

Schmitt, D.P. and Shannon, J.G.  1992.  Differentiating soybean responses to Heterodera glycines races.  Crop Sci. 32:275-277.

NCSB NATIONAL CENTER FOR SOYBEAN BIOTECHNOLOGY

Soybean Cyst Nematode Phenotyping

College of Agriculture Food and Natural Resources

EXPERIMENT PREPARATION

TRANSPLANT SEEDLINGS

INOCULATE WITH NEMATODE EGGS

PLANTS GROW FOR 30 DAYS

HARVEST ROOTS

COLLECT DATA